EXHIBIT 99.1

Orange 21 Inc. Pre-Announces Year-End Financial Results

CARLSBAD, Calif.—(BUSINESS WIRE)—Feb. 21, 2006—Orange 21 Inc. (NASDAQ:ORNG):

•	Preliminary 2006 outlook provided

•	Acquisition of LEM completed

•	4Q 2005 earnings release and investor call planned for late March

•	CEO Barry Buchholtz to present today at 1 p.m. PT at the Roth Conference

•	Updated presentation available on the Company’s website at www.orangetwentyone.com

Orange 21 Inc. (NASDAQ:ORNG), a leading developer of premium eyewear products for the action sport and youth lifestyle markets, today pre-announced un-audited summary financial information for the year ended December 31, 2005, and gave a preliminary outlook for 2006.

Orange 21 anticipates un-audited revenues for 2005 of approximately $39 million, an increase of approximately 16% from 2004, and expects to report a net loss of approximately $1.2-$1.7 million or ($0.15)-($0.21) per fully diluted share.

The shortfall in revenues from previous guidance is due to several factors, including late product shipments in the fourth quarter, the transition of its distribution arrangements in Australia, late deployment of point-of-purchase displays and lower than expected sales in the E Eyewear product line, as well as slightly lower than expected demand in certain products.

Gross margins continue to be adversely impacted, primarily by the Euro. Results were additionally impacted by a higher than expected loss internationally, primarily due to lower than expected sales in the Asian markets and the transition in the Australian market for which the Company will receive no income tax benefit.

Un-audited operating results were also adversely impacted by costs associated with the ongoing class action and IP litigation and additional inventory reserves, as well as an increase in the returns reserve primarily due to the transition in Australia. The Company will discuss its operating results in its fourth quarter earnings release and conference call in late March. In addition, more specific details in regard to the 2005 results and the 2006 forecast are available in a presentation on the Orange 21 website at www.orangetwentyone.com. A form 8-K containing this press release and the investor presentation is also available on the U.S. Securities and Exchange Commission’s website, located at www.sec.gov.

For 2006, Orange 21 expects modest revenue growth and an improvement in operating results. For the first quarter of 2006, Orange 21 expects revenue and operating results to be down compared to the first quarter of 2005 due, in part, to the consolidation of LEM and the seasonality of LEM’s business. Historically, approximately 60% of Orange 21’s revenues are recognized in the second half of the year and the first quarter has been the Company’s lowest revenue quarter and generally results in a loss as a result of substantial sales and marketing expenses, including tradeshows and other front-end loaded expenses. Also, 2006 will be impacted by stock option charges as a result of the Company’s adoption of Statement of Financial Accounting Standards No. 123R.

In 2006, the Company is implementing several new initiatives to streamline its operations to return to profitability. Jerry Kohlscheen, who, as previously announced, will join the Company as Chief Operating Officer on March 1, 2006, will be closely involved in these initiatives and the execution of the strategic plan. The new initiatives include consolidating warehouse facilities, strengthening IT infrastructure, reducing SKU count and reorganizing the Company’s international distribution strategy in Asia and Australia.

Orange 21 recently completed the acquisition of its Italian manufacturer, LEM S.r.l., which is now a wholly owned subsidiary of the Company. As previously announced, Orange 21 paid EUR 3.3 million in cash and has a two-year earn-out commitment for the acquisition of LEM, which is based on sales of product by LEM during that period of time. The Company is studying methods of improving the operating efficiencies of LEM through continued investment and streamlining of its operations. As previously stated, the acquisition of LEM will be dilutive in 2006. Barry Buchholtz, Chief Executive Officer of Orange 21, noted, “The acquisition of LEM brings the majority of our sunglass and goggle manufacturing in-house and will help us to shorten manufacturing lead times, accelerate our product to market process and improve product gross margins.”

Mr. Buchholtz continued, “The 2005 year was transitional for us, and while we are very disappointed to report that our financial results did not meet expectations, we are pleased with the progress we have made from a brand and product development perspective. We are committed to revitalizing our operating model and returning to profitable growth. We have exceptional products and a strong brand which we believe are the foundation to our long-term success. We will continue to invest in our brands and are determined to resolve our challenges so Orange 21 can successfully execute its strategic plan.” Mr. Buchholtz concluded, “While our short-term results will continue to be affected by the challenges we have outlined, our long-term outlook remains very positive. We believe we are taking the right steps for the long term and we expect to benefit from these initiatives in 2007 and beyond.”

About Orange 21 Inc.

Orange 21 is a leading developer of premium eyewear products for the action sport and youth lifestyle markets. Orange 21’s primary brand, Spy Optic(TM), manufactures sunglasses and goggles targeted towards the action sports and youth lifestyle markets.

Safe Harbor Statement

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements and forecasts about Orange 21 and its business, such as management’s estimates of net sales and profitability for 2005 and 2006. Because forecasts are inherently estimates that cannot be made with precision, the Company’s performance may at times differ from its estimates and targets.

Statements in this press release regarding financial guidance, management’s expectations regarding the impact of operational initiatives on profitability and efficiency, and statements that refer to Orange 21’s estimated and anticipated future results are forward-looking statements. All forward-looking statements in this press release reflect Orange 21’s current analysis of existing trends and information and represent Orange 21’s judgment only as of the date of this press release. Actual results may differ from current expectations based on a number of factors affecting Orange 21’s business, including, but not limited to, adjustments which may be necessary upon completion of the final audit by its outside auditors; uncertainties associated with Orange 21’s ability to maintain a sufficient supply of products and to successfully manufacture its products; integration of the LEM acquisition; the performance of new products and continued acceptance of current products; the execution of strategic initiatives and alliances; the impact of ongoing litigation; uncertainties associated with intellectual property protection for its products; matters generally affecting the domestic and global economy, such as changes in interest and currency exchange rates; and other factors described in the Company’s filings with the Securities and Exchange Commission, including its most recent quarterly report on Form 10-Q. Therefore, the reader is cautioned not to rely on these forward-looking statements. Orange 21 disclaims any intent or obligation to update these forward-looking statements.

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